Pension SERP 2008

SPACE SYSTEMS/LORAL, INC. SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN

Informally Known As

the Loral SERP or the Loral Pension SERP

Restated to reflect

amendments made through

December 17, 2008

TABLE OF CONTENTS

Page

INTRODUCTION Article I — Definitions Annuity Starting Date. Pre-2009 rules:
Basic Plan. Basic Plan Benefit. Beneficiary. Board. Cause. Code. Committee. Company. Employer. ERISA. FICA. Investment Committee.
Joint and survivor annuity.
Loral. Participant. Plan. Plan Year. Post-Termination Bonus. Proper Application.
QDRO or Qualified Domestic Relations Order.
Qualified Pre-Retirement Survivor Annuity.
QPSA. Reg. §. Separation from Service.
“Social Security Wage Base.”
Spouse. SS/L.
Trust Agreement or Trust.
Trustee. Article II — Benefits 2.1 2.2 2.3 2.4 2.5 2.6

Eligibility for Plan Payment and Benefit Formula Rules.
Post-Termination Bonuses Credited as Compensation under Plan.
Post-Retirement Death Benefits.
Pre-Retirement Death Benefits.
Small Benefit Immediate Lump Sum Cashout Rules
Benefits under Multiple Qualified Plans

2.7	Suspension of Accruals under Basic Plan; or Employer’s Withdrawal from Basic Plan.

2.8	Form of Annuity Paid under this Plan.

Article III — Administration; Accrued Benefits; Right to Amend
3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9	The Committee — the Plan Administrator.
Rules and Powers of the Committee.
Claims Procedure.
QDRO Claim.
Indemnification of Plan Fiduciaries.
Power to Execute Plan and Other Documents.
Conclusiveness of Records.
Plan Amendments and Termination.
Investment Committee.

Article IV — Vesting and Forfeiture
4.1 4.2 4.3 4.4	Vesting. Cause. Forfeiture after Plan Benefits have Commenced. Determinations by Committee.

Article V — General Provisions
5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14	No Assignment or Alienation of Benefits.
FICA & Other Withholding Taxes.
No Right to Continue Employment.
Unfunded Plan.
Governing Law, Code §409A, and Construction of this Plan Document.
Payment of Benefits.
Payment to a Minor or Incompetent.
Doubt as to Right to Payment.
Missing Payees.
Mistaken Payments.
Receipt and Release for Payments; Discharge of Liability.
Illegality of Particular Provisions.
Gender and Number.
Headings of Sections and Articles.

INTRODUCTION

This plan, the Space Systems/Loral, Inc. Supplemental Executive Retirement Plan (the “Plan”) was established to offset certain limitations placed on benefits received under the Plan sponsor’s qualified defined benefit pension plan. These limits are imposed by the Internal Revenue Code, and restrict both the maximum amount of compensation that can be taken into account, and the maximum amount of benefits that can be paid under a qualified plan.

The Plan sponsor established this Plan effective April 23, 1996 to permit employees and their beneficiaries to enjoy the benefits that would have been provided to them, but for these Code limitations.

The Plan is therefore an “excess benefit plan” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be known as the Space Systems/Loral, Inc. Supplemental Executive Retirement Plan, or as the Loral SERP or Loral Pension SERP.

Restatements & Change of Plan Sponsor

The Plan was initially effective April 23, 1996.

The Plan has been restated to reflect amendments made through December 17, 2002; and restated again to reflect amendments made through December 17, 2008.

The sponsorship of the Plan was adopted by Loral Space & Communications Inc., effective November 20, 2005. The Plan had been initially established by Space Systems/Loral, Inc.

Article I — Definitions

The following terms shall have the designated meaning, unless a different meaning is clearly required by the context:

Annuity Starting Date.

Subject to Section ý2.6, a Participant’s “Annuity Starting Date” shall be determined under these rules:

(a)	Pre-2009 rules:

(1)	The Annuity Starting Date under this Plan will generally be the “Annuity Starting Date” defined in the Basic Plan, provided that by the close of calendar year 2008 the Participant (1) is fully vested under Article IV of this Plan; (2) has made “Proper Application” for an “Annuity Starting Date” in or before calendar year 2008 under the Basic Plan, as defined by that plan; (3) is eligible to incur an “Annuity Starting Date” under the Basic Plan, as that term is defined in the Basic Plan, and (4) has met the payment eligibility criteria set out in Section ý2.1.1. If an “Annuity Starting Date” is determined under this paragraph, it will be considered to be determined under the “Pre-2009 rules.”

(2)	The definition of “Annuity Starting Date” set out in the preceding paragraph (a)(1) will apply to all Plan Participants who meet the criteria set out in paragraph (a)(1), even if their Plan benefits do not actually begin until after 2008.

(b)	Post-2008 rules.

(1)	If a Plan Participant does not meet the criteria set out in the preceding provisions of subsection (a) of this definition, he will incur an Annuity Starting Date if he meets all the eligibility requirements for Plan payment set out in Section ý2.1.1. In this event, his Annuity Starting Date must be the later of either (1) the first day of the calendar month coincident with or immediately following the day that the Participant reaches age 55, or (2) the first day of the calendar month that is six months after the date of the Participant’s Separation from Service. Any “Annuity Starting Date” under this Plan that is determined under this paragraph will be considered to be determined under the Post-2008 rules.

(2)	The Annuity Starting Date set out in the preceding paragraph cannot be delayed or accelerated. It is a mandatory payment date. Participants shall not be given any election or power to change the timing of this date.

(3)	An immediate lump-sum payment of a small benefit, made under Sections ý2.5 or ý2.4 after 2008 will be subject to the timing rules of an Annuity Starting Date determined under the Post-2008 rules of this paragraph (b).

Basic Plan.

The qualified defined benefit pension plan sponsored by SS/L (through November 19, 2005) or by Loral (effective November 20, 2005), in which a Participant participates. If a Participant has an interest in more than one such plan, then the term “Basic Plan” shall refer to such plans collectively, except as this Plan’s context shall otherwise require.

Basic Plan Benefit.

The benefit amount accrued by a Participant under a Basic Plan.

Beneficiary.

(a)	General definition. Beneficiary means the person, trust, estate, or other entity entitled to receive benefits (if any) after the Participant’s death under the Plan

(b)	Pre-2009 rules. If the Annuity Starting Date of a Participant is determined under the Pre-2009 rules, the Beneficiary shall be the same as the Participant’s beneficiary under the Basic Plan.

(c)	Post-2008 rules.

(1)	If the Annuity Starting Date of a Participant is determined under the Post-2008 rules, then the Participant may select a Beneficiary by making Proper Application before his Annuity Starting Date. The deadline for this Proper Application will be determined by procedures set by the Committee.

(2)	If the Participant fails to make a Proper Application by this deadline, then (1) he shall have no Beneficiary if he is unmarried on his Annuity Starting Date (or is determined by the Committee to be unmarried as of that date, based on the most recent and reliable information that it has received); and (2) will have his Spouse as his deemed designated Beneficiary, if he is married on his Annuity Starting Date (or is determined by the Committee to be married on that date, based on the most recent and reliable information that it has received).

(3)	Proper Application for a married Participant to select a Beneficiary who is not his Spouse must comply with the rules set out in Section ý2.8.4.

(4)	In no event will a Beneficiary designation be permitted to affect, modify, or delay a Participant’s Annuity Starting Date.

Board.

The Board of Directors of the Company, or the Board’s Executive Committee or Compensation Committee.

Cause.

The term ”Cause” is defined in Section ý4.2.

Code.

The Internal Revenue Code of 1986, as amended from time to time, and all applicable regulations, administrative guidance, and judicial rulings..

Committee.

The administrative Committee appointed to administer the Plan pursuant to Article III. The Committee is the plan administrator.

Company.

The Company is the Plan sponsor. From April 23, 1996 through November 19, 2005, the Company was Space Systems/Loral, Inc. (“SS/L”). Effective November 20, 2005, the Company is Loral Space & Communications, Inc. (“Loral”).

Employer.

(a)	Any subsidiary or affiliate of the Company which has adopted this Plan and its related trust (if established or maintained), so as to become a participating employer in the Plan, with the consent of the Company.

(b)	Each Employer shall act by resolution of its Board of Directors. If the Employer is a limited liability company, it shall act by resolution of its Board of Managers; if the Employer is any other entity that is not a corporation, then it shall act by resolution of the Board of Directors of either its parent corporation, managing general partner, or general partner; if such a partner is not a corporation, then by the Board of Directors of the managing general partner (or general partner) of the managing general partner (or general partner), etc.

(c)	If the context of the Plan provision requires, the term “Employer” shall also include the Company.

(d)	With respect to any Participant or Beneficiary, the term “Employer” shall mean the Employer for which the Participant is or was a common-law employee.

ERISA.

The Employee Retirement Income Security Act of 1974, as amended from time to time, and all applicable regulations, administrative guidance, and judicial rulings.

FICA.

FICA refers to the Federal Insurance Contributions Act employment tax imposed on employees.

Investment Committee.

The group of one or more persons created at the discretion of the Board to have investment authority over Trust or Plan assets, as described in Section ý3.9.

Joint and survivor annuity.

The term “joint and survivor annuity” is a form of annuity benefit provided under the Basic Plan, which pays a specific monthly payment for the life of the Participant, and a benefit to any surviving beneficiary. Under this Plan, a 50% joint and survivor annuity is offered as an optional form of payment. The definition and calculation rules of that benefit will be those set for a 50% joint and survivor annuity by the Basic Plan. The 50% joint and survivor annuity under this Plan shall be the actuarial equivalent of a single life annuity under this Plan.

Loral.

Loral Space & Communications Inc., and depending on the context, its subsidiaries, affiliates, or its successor as Plan sponsor. Loral shall act by resolution of the Board. Loral became the Plan sponsor effective November 20, 2005.

Participant.

(1) A Participant in the Basic Plan who accrues benefits under that plan on or after April 1, 1996 and whose Basic Plan Benefit is limited by § 415 of the Code or whose compensation for purposes of calculating a Basic Plan Benefit is limited by § 401(a)(17) of the Code.

(2) However, to the extent that the Basic Plan provides an enhanced “contributory” formula, under which the highest level of Basic Plan accruals are earned only if the Basic Plan participant voluntarily makes salary deferral contributions to the Basic Plan, then an individual can only be a Participant accruing benefits under this Plan during those periods that he made such contributions to the Basic Plan.

(3) In addition, effective November 1, 2007, a Participant will also include any “Participant” as that term is defined in the Basic Plan, who receives a Post-Termination Bonus. Such a payment will cause the eligible “Participant” (as defined under the Basic Plan) to become a Participant of this Plan, even if the amount of the Post-Termination Bonus does not exceed any limit set by Code § § 415 or 401(a)(17).

(4) As context demands, the term “Participant” shall also include a former Participant.

Plan.

This Space Systems/Loral, Inc. Supplemental Executive Retirement Plan, as amended, and as from time to time in effect.

Plan Year.

The Plan Year of this Plan will be that of the Basic Plan.

Post-Termination Bonus.

A Post-Termination Bonus is recognized as credited compensation under this Plan, for the purpose of determining the Plan benefit, under the rules of Section ý2.2. A bonus will only be considered to be a Post-Termination Bonus if it is:

(1)	paid on or after November 1, 2007, and

(2)	paid under the Loral Management Incentive Bonus program, and

(3)	paid to a “Participant” who has been “laid off,” as both those terms are described in the Basic Plan.

(4)	Additionally, a bonus will be considered a Post-Termination Bonus only if it is not credited as compensation under the Basic Plan; and

(5)	a bonus will be considered a Post-Termination Bonus only if its recipient made voluntary contributions to the Basic Plan for the entire period of service which gave rise to the bonus.

(6)	A Post-Termination Bonus is not required to equal or exceed any specific amount, in order to be recognized as credited compensation by the Pension SERP.

(7)	A post-employment bonus that is credited as compensation under the Basic Plan will be treated as would any other amount credited under the Basic Plan, under Section ý2.1.2.

Proper Application.

For all Plan purposes, making any election, granting any consent, giving any notice or information, and making any communication whatsoever to the Committee or its delegates, in compliance with all Plan procedures, on forms or websites provided by the Committee, and providing all information required by the Committee. A Proper Application will be deemed to have been made only if it is properly completed, as determined by the Committee.

QDRO or Qualified Domestic Relations Order.

A QDRO shall mean an order as defined in Code Section 414(p), and shall be subject to all administrative rules established under the Basic Plan. The Committee shall have full discretionary authority to determine whether any court order is a QDRO.

Qualified Pre-Retirement Survivor Annuity.

This term “Qualified Pre-Retirement Survivor Annuity” or “QPSA” as used in this Plan shall have the meaning that it has under the Basic Plan. A QPSA is a form of benefit paid to the surviving Spouse of a Participant who has died before incurring an Annuity Starting Date. The term “Spouse” is defined uniquely by the Basic Plan, in the context of eligibility for a QPSA. That definition of “Spouse” shall apply to this Plan for the purposes of Section ý2.4.

QPSA.

The term “QPSA” refers to a “Qualified Pre-Retirement Survivor Annuity,” as defined in this Article I.

Reg. §.

This abbreviation means “Treasury Regulation Section.” It shall refer to a regulation section promulgated by the Treasury, and shall also reflect any applicable amendments or IRS or judicial guidance.

Separation from Service.

(a)	The term “Separation from Service” shall have the meaning set by Reg. §1.409A-1(h). The term shall apply only to a Participant whose Annuity Starting Date is determined under the Post-2008 rules.

(b)	Specifically, a Separation from Service shall be considered to occur on the date as of which the Employer and Participant reasonably anticipate that either (1) no further services will be performed, or (2) that the Participant will continue to perform services for the Employer, as either a regular employee or as an independent contractor, but that the Participant’s work schedule or bona fide level of services will permanently be less than 50% of the average schedule or level that the Participant had performed, over the previous three anniversary years.

(1)	Further, a Separation from Service shall occur only if the Participant does not exceed the less-than-50% schedule that is detailed in the preceding sentence.

(c)	If a Participant’s Annuity Starting Date is (1) initially determined under the Post-2008 rules on account of a Separation from Service, but (2) the Participant initially undergoes a termination of employment that does not meet the criteria of a Separation from Service, then the Annuity Starting Date will be delayed until the Participant has incurred a Separation from Service that meets all the criteria of a “separation from service” as defined in Reg. §1.409A-1(h). The Annuity Starting Date will then be the first day of the month coincident with or immediately following this ultimate Separation from Service.

(1)	In this event, the Plan will deem that the Participant had undergone his initial termination of employment on the date of his ultimate Separation from Service.

(2)	Further, in this event, the circumstances of the initial termination of employment will determine the benefit paid under this Plan, rather than the circumstances of the ultimate “Separation from Service,” should this consideration affect Plan benefits or procedures.

(d)	This definition may be changed only under the rules set out in Reg. §1.409A-1(h)(1)(ii).

“Social Security Wage Base.”

This term is defined in the Basic Plan.

Spouse.

A ”Spouse” shall be defined as that term is defined under the Basic Plan. The special rules of that definition, which apply to a QPSA, shall apply for the purposes of Plan Section ý2.4.

SS/L.

Space Systems/Loral, Inc., and depending on the context, its subsidiaries, affiliates, or its successor as Plan sponsor. SS/L shall act by resolution of the Board. SS/L was the Plan sponsor from April 23, 1996 through November 19, 2005.

Trust Agreement or Trust.

The document executed by SS/L and by the Trustee, which was subsequently adopted by Loral, fixing the rights and liabilities of each with respect to holding assets to be used to pay Plan benefits, should any such assets be held in the Trust. The Trust is established pursuant to the Company’s intention that the Plan shall be an unfunded plan, as detailed in Section ý5.4. The Company intends that no Trust need be established. If a Trust is established, the Company does not intend that it needs to be maintained.

Trustee.

The trustee or trustees that may from time to time hold office pursuant to the Trust Agreement. As of June 30, 2003, the Trustee is the Frank Russell Trust Company, pursuant to the Amended and Restated Trust Agreement made as of the 30th day of June 2003 between Space Systems/Loral, Inc. and Frank Russell Trust Company, known as the “Loral SERP Trust.” As context requires, the term “Trustee” may refer to either the Plan record-keeper, or to the fiduciary with responsibility for investing and holding the Plan’s assets. As clarity requires, this document shall specify whether the record-keeper or such a fiduciary shall substitute for the term “Trustee,” as the term “Trustee” appears within this document.

Article II -		Benefits
2.1	Eligibility for Plan Payment and Benefit Formula Rules.

	2.1.1	General Eligibility Rules.

(a)	An employee of an Employer will be eligible to be paid a benefit under this Plan only if he (1) meets all the criteria set out in the definition of “Participant;” and is and remains vested under this Plan, as detailed in Article IV.

(b)	Further, benefits will be provided under this Plan to a Participant or Beneficiary only to the extent that the particular Employer of the Participant has actually funded the benefit. No other Employer will be responsible for providing a Participant’s Plan accrued benefits, or for making contributions with respect to those accrued benefits, even if such an “other” Employer is within the same 80% controlled group as the particular Employer of the Participant.

(c)	A Beneficiary will be eligible to be paid a Plan benefit only with respect to an individual who meets the criteria set out in the definition of “Participant,” and who satisfies the vesting criteria of Article IV.

(d)	Plan benefits paid to a Participant shall commence on his Annuity Starting Dates.

2.1.2	General Formula Rules.

The benefit payable under this Plan shall be calculated as the amount determined under Section ý2.1.3 minus the amount determined under Section ý2.1.4, supplemented by the amount described in Section ý2.2. Subject to Sections ý2.3 and ý2.4, the Plan benefit shall commence as of the Participant’s Annuity Starting Date and continue for the remainder of the Participant’s life.

2.1.3	SERP Formula Benefit.

(a)	The benefit payable under this Section ý2.1.3 is the benefit payable to the Participant under the Basic Plan as of his Annuity Starting Date under this Plan, irrespective of any limitations imposed by § 415 or § 401(a)(17) of the Code.

(b)	However, notwithstanding the preceding paragraph, the following rule will apply to the extent that the Basic Plan provides an enhanced “contributory” formula, under which the highest level of Basic Plan accruals are earned only if the Basic Plan participant voluntarily makes salary deferral contributions to the Basic Plan.

(1)	In this event, an eligible individual will accrue benefits under this Plan only with respect to those periods of Service (as defined under the Basic Plan) during which he made these voluntary salary deferrals under the Basic Plan.

2.1.4	Basic Plan Benefit.

(a)	General rules. The benefit under this Section ý2.1.4 is the benefit payable to the Participant under the Basic Plan, after compliance with §§ 415 and 401(a)(17) of the Code.

(b)	Post-2008 rules.

(1)	If the Participant’s Annuity Starting Date under the Basic Plan has not yet occurred as of the Annuity Starting Date under this Plan, then:

(A)	the benefit under this Section ý2.1.4 shall be calculated as the actuarial equivalent (as determined under the Basic Plan) of the Basic Plan Benefit accrued as of the Annuity Starting Date under this Plan.

2.2	Post-Termination Bonuses Credited as Compensation under Plan.

(a)	General rules. Effective November 1, 2007, the benefit payable under Section ý2.1.3 shall be calculated to credit as compensation any Post-Termination Bonus paid to a Participant.

(1)	The formula of the Basic Plan shall be applied to this deemed credited compensation, so as to augment the benefit payable by this Plan, subject to the specific additional rules of this Section ý2.2.

(2)	A bonus will be credited as a Post-Termination Bonus under this Plan only if it meets the specific definition of Post-Termination Bonus set out in Article I.

(b)	Rules regarding specific Basic Plan formulas to apply to the Post-Termination Bonus; Social Security Wage Base rules.

(1)	The Basic Plan provides two different benefit formulas, depending on whether credited compensation falls above or below the Social Security Wage Base.

(2)	For the purpose of determining an accrued benefit under this Plan with respect to a Post-Termination Bonus, the Post-Termination Bonus will be deemed to have been the sole credited compensation under the Basic Plan and this Plan, for the calendar year in which it is paid. Accordingly, the Social Security Wage Base rules of the Basic Plan will apply to the Post-Termination Bonus as if the recipient had received no other credited compensation, for the calendar year of the bonus payment.

(3)	The applicable Social Security Wage Base will be that of the year of payment (rather than that of the year for which Service was performed, for which the bonus was paid).

2.3	Post-Retirement Death Benefits.

(a)	Pre-2009 rules. If a Participant’s Annuity Starting Date is determined under the Pre-2009 rules, then this paragraph shall apply. Upon the death of the Participant after his Annuity Starting Date, benefits will continue to be paid to such Participant’s Beneficiary in an amount equal to the benefit determined under Section ý2.1 multiplied by a fraction, the numerator of which is the benefit payable from the Basic Plan after the Participant’s death, and the denominator of which is the benefit payable from the Basic Plan immediately before the Participant’s death. No amount will be paid after the Participant’s death under this Plan if no such benefits are paid under the Basic Plan.

(b)	Post-2008 rules. If a Participant’s Annuity Starting Date is determined under the Post-2008 rules, then this paragraph shall apply. Post-retirement death benefits shall be paid following the death of a Participant only if he had elected or been deemed to have elected a 50% joint and survivor annuity (under rules for a deemed election set out in Section ý2.8.3). In this event, the Basic Plan’s general rules regarding 50% joint and survivor annuity payments will govern the payment of the survivor annuity payments under this Plan.

2.4	Pre-Retirement Death Benefits.

(a)	Pre-2009 rules. If a Participant’s death occurs before 2009 and before his Annuity Starting Date, then this paragraph shall apply. Upon the death of the Participant prior to his Annuity Starting Date, his Beneficiary shall receive a benefit equal to the difference between the benefit received by such Beneficiary under the Basic Plan and the benefit that would have been paid under the Basic Plan irrespective of any limitations imposed by § 415 or 401(a)(17) of the Code. No amount will be paid under this Plan on account of the Participant’s death prior to his Annuity Starting Date, unless such benefits are paid under the Basic Plan. The benefit under this Section ý2.4 will be paid at the same time as the QPSA benefit under the Basic Plan.

(b)	Post-2008 rules. If a Participant’s death occurs after 2008, but before his Annuity Starting Date, then this paragraph shall apply. A Plan death benefit will be paid only to the Participant’s Spouse. For the purpose of this paragraph, a spouse will be considered to be a Spouse only if the spouse would be eligible to receive a QPSA under the Basic Plan. The amount of the death benefit will be equal to the difference between the QPSA benefit received by such Beneficiary under the Basic Plan (calculated as if the QPSA payment date under the Basic Plan were the payment date under this Plan) and the benefit that would have been paid under the Basic Plan irrespective of any limitations imposed by § 415 or 401(a)(17) of the Code (calculated with the same deemed payment date attributed to the Basic Plan). The benefit under this paragraph shall be paid on the first day of any calendar month that falls during the 90-day period immediately following the later of (1) the first day of the calendar month immediately following the Participant’s death or (2) the first day of the month coincident with or immediately following the date that would have been the deceased’s 55th birthday. The Spouse will have no power or authority to select the start date of the Plan benefit; this determination shall be solely within the discretion of the Committee. If the Spouse does not make Proper Application to receive the benefit under this Section ý2.4 under the deadlines set by the Committee, then the Committee has the discretion to determine the benefit forfeited, in order to preserve the mandatory payments dates set under this Section ý2.4.

2.5	Small Benefit Immediate Lump Sum Cashout Rules. The following rules shall apply notwithstanding any other provision of this Plan.

(a)	Benefits under this Plan shall be paid in a single lump sum if the Committee determines that the actuarial present value of a Participant’s benefit under Section ý2.1.2 or a Beneficiary’s benefit under Section ý2.4 is $10,000 or less. In making this calculation, the actuarial assumptions set forth in the small benefit cashout provisions of the Basic Plan shall be used. Present value calculations under this Section ý2.5 may be made (1) in connection with the Participant’s Annuity Starting Date; (2) following the Participant’s death, should he die before incurring an Annuity Starting Date; or (3) before 2009, in connection with the Participant’s separation from service. Once made, a present value calculation will not be recalculated.

(b)	Prior to 2009, the Committee may make present value calculations under this Section ý2.5, within its discretion. Any such calculations shall be made from time to time. Accordingly, in the event of a Participant’s separation from service or death, the present value calculation may take place immediately, or after some time has elapsed, or not at all.

(c)	Prior to 2009, the present value calculation of the Plan benefit shall be deemed to have been made as of the Annuity Starting Date, in the event that it is made in connection with an Annuity Starting Date. If a present value calculation has been delayed for any reason, and is made shortly before an Annuity Starting Date, it shall be deemed to have been made as of the Annuity Starting Date, as determined within the sole discretion of the Committee.

(d)	After 2008, the present value calculation of the Plan benefit under this Section ý2.5 shall be determined in connection with an Annuity Starting Date, or a benefit payable under Section ý2.4. In no event may an Annuity Starting Date determined under the Post-2008 rules, or the commencement of a benefit under Section ý2.4 be affected, modified, or delayed on account of a present value calculation required under this Section ý2.5.

(e)	For Annuity Starting Dates before 1998, the applicable amount under this Section was $3,500. From 1998 through 2007, it was $5,000; during 2008 it was $7,500.

(f)	This Section ý2.5 shall be administered without regard to Code Section 401(a)(31). Accordingly, no mandatory rollovers of small cash-out amounts to an IRA need ever be made under this Plan.

2.6	Benefits under Multiple Qualified Plans. The following rules shall only apply if a Participant or Beneficiary has an Annuity Starting Date determined under the Pre-2009 rules or a benefit under Section ý2.4 determined under the Pre-2009 rules.

2.6.1	Different Annuity Starting Dates. Benefits under this Plan shall be payable as of the Participant’s earliest Annuity Starting Date under all Basic Plans. In the event that the Participant has benefits payable under different Basic Plans, with different Annuity Starting Dates, then the amount of his benefit under this Plan shall initially be determined based only on the Basic Plans for which the Participant’s Annuity Starting Date has occurred, as though such Plans were the only Basic Plans in which the Participant had accrued a benefit. When benefits later begin under the other Basic Plans, benefits hereunder shall be increased to reflect the intent of this Plan to fully make up to the Participant the benefits he had not received under all Basic Plans, as a result of the Code’s limitations.

2.6.2	Same Annuity Starting Dates. If a Participant’s Annuity Starting Date is the same under all Basic Plans, then that date will be the Annuity Starting Date under this Plan.

2.6.3	Death Benefits. If benefits are paid under multiple Basic Plans in different forms, the death benefits pursuant to Section ý2.4 shall be determined with respect to each individual plan.

2.7	Suspension of Accruals under Basic Plan; or Employer’s Withdrawal from Basic Plan.

(a)	Should a Basic Plan ever be amended so as to suspend the future accrual of benefits, then a precisely corresponding amendment shall be deemed to have been made to this Plan. Accordingly, should the crediting of future accruals cease under a Basic Plan as of a specific date, then the crediting of future accruals will cease under this Plan, in connection with that Basic Plan, as of the same date.

(b)	Similarly, if any Employer should withdraw from the Basic Plan, then accruals under this Plan would cease in connection with Participants who are employed by that Employer, simultaneously with the cessation of accruals under the Basic Plan.

2.8	Form of Annuity Paid under this Plan.

	2.8.1	General rules.

(a)	Subject only to Section ý2.5, the form of benefit under this Plan shall be an annuity, determined under the further rules of this Section ý2.8.

(b)	Under all circumstances, the actuarial factors of the Basic Plan and the general calculation rules of the Basic Plan will be used to calculate the annuity amount payable under this Plan, using the ages of the Participant and his Beneficiary (if applicable) as of the Participant’s Annuity Starting Date (or the Beneficiary’s payment start date) under this Plan.

2.8.2	Rules before 2009. If a Participant’s Annuity Starting Date is determined under the Pre-2009 rules, then his Plan annuity benefit will follow the form and schedule of his Basic Plan annuity payment. All elections made with respect to his Basic Plan benefit payment will fully apply to this Plan’s benefit payment. The Participant will have no power to select his form of benefit, under this Plan.

2.8.3	Rules after 2008. If a Participant’s Annuity Starting Date is determined under the Post-2008 rules, then he will be permitted to choose one of only two forms of annuity benefits – a single life annuity, or a 50% joint and survivor annuity. The definitions of those two terms will be determined under the Basic Plan.

(1)	Elections regarding a Participant’s choice of annuity must be made by Proper Application before a Participant’s Annuity Starting Date. The deadline for this Proper Application will be determined by procedures set by the Committee.

(2)	If the Participant fails to make a Proper Application by this deadline, then (1) he shall receive a single life annuity if he is unmarried on his Annuity Starting Date (or is determined by the Committee to be unmarried as of that date, based on the most recent and reliable information that it has received); or (2) will receive a 50% joint and survivor annuity with his Spouse as his deemed designated Beneficiary, if he is married on his Annuity Starting Date (or is determined by the Committee to be married on that date, based on the most recent and reliable information that it has received).

(3)	In no event will a selection of annuity form be permitted to affect, modify, or delay a Participant’s Annuity Starting Date.

2.8.4	Spousal consent rules after 2008.

(a)	If a Participant is married on his Annuity Starting Date, and his Annuity Starting Date is determined under the Post-2008 rules, then his Proper Application to select a single life annuity (or a non-Spouse Beneficiary) will require that the Participant submit to the Committee a notarized spousal consent form, executed by his Spouse, equivalent to the spousal consent form required under the Basic Plan, if a married participant of that plan foregoes a qualified joint and survivor annuity.

(b)	The Committee shall have the discretionary authority to deem that a spousal consent form completed with respect to the Basic Plan shall also apply to this Plan.

Article III -Administration; Accrued Benefits; Right to Amend
3.1	The Committee — the Plan Administrator.

3.1.1	Appointment. The Committee shall be appointed from time to time by the Board to serve at the Board’s pleasure. Any member of the Committee may resign by delivering his written resignation to the Board. Any member of the Committee who ends his service as a common-law employee of any Employer shall simultaneously cease to be a Committee member.

3.1.2	Role under ERISA. The Committee is the “named fiduciary” for operation and administration of the Plan and the “administrator” under ERISA. The Committee is designated as agent for service of legal process.

3.1.3	Committee establishes Plan procedures. The Committee and its delegates shall from time to time establish rules and procedures for the administration and interpretation of the Plan and the transaction of its business.

3.1.4	Role of human resource and benefits personnel. Employees of an Employer who are human resources personnel or benefits representatives are the Committee’s delegates and shall, under the authority of the Committee, perform the routine administration of the Plan, such as distributing and collecting forms and providing information about Plan procedures.

3.1.5	Discretionary power to interpret plan.

(a)	The Committee has complete discretionary and final authority to (1) determine all questions, including factual determinations, concerning eligibility, elections, and benefits under the Plan, (2) construe all terms under the Plan and the Trust, including any uncertain terms, and (3) determine all questions concerning Plan administration. All administrative decisions made by the Committee, and all its interpretations of the Plan documents, shall be given full deference by any court of law.

(b)	Information that concerns an interpretation of the Plan or a discretionary determination, can be properly provided only by the Committee, and not by any delegate (other than legal counsel).

(c)	Should any individual receive oral or written information concerning the Plan, which is contradicted by a subsequent determination by the Committee, then the Committee’s final determination shall control.

3.2	Rules and Powers of the Committee.

(a)	Any act that the Plan authorizes or requires the Committee to do may be done by at least a majority of its members. The action of such a majority shall constitute the action of the Committee and shall have the same effect for all purposes as if made by all members of the Committee at the time in office. The Committee may act without any writing that records its decisions, and need not document its meetings or teleconferences. The Committee may also act through any authorized representative. The Committee may appoint one or more investment managers.

(b)	The Committee may employ counsel and other agents and may procure such clerical, accounting, actuarial and other services as they may require in carrying out the provisions of the Plan. Legal counsel are authorized as the Committee’s delegates.

(c)	No member of the Committee shall receive any compensation for his services as such. All expenses of administering the Plan, including, but not limited to, fees of accountants, counsel and actuaries shall be paid by each Employer, to the extent that they are not paid under the Trust.

(d)	Each member of the Committee may delegate Committee responsibilities among Employer directors, officers, or employees, and may consult with or hire outside experts. The expenses of such experts shall be paid by each Employer, to the extent that they are not paid under the Trust.

(e)	If an Investment Committee is established, and/or an investment manager be appointed, then the Committee shall be relieved of all fiduciary duty with respect to Trust and/or Plan assets under the control of such the Investment Committee and/or investment manager, to the extent provided by law.

3.3	Claims Procedure.

(a)	The Committee shall determine Participants’ and Beneficiaries’ rights to benefits under the Plan. In the event that a Participant or Beneficiary disputes an initial determination made by the Committee, then he may dispute the determination only by filing a written claim for benefits.

(b)	If a claim is wholly or partially denied, the Committee shall provide the claimant with a notice of denial, generally within 90 days of receipt, written in a manner calculated to be understood by the claimant and setting forth:

(1)	The specific reason(s) for such denial;

(2)	Specific references to the pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim with an explanation of why such material or information is necessary (if applicable); and

(4)	Appropriate information as to the steps to be taken if the claimant wishes the Committee to revise its initial denial. The notice of denial shall be given within a reasonable time period but no later than 90 days after the claim is received, unless circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the claimant within 90 days of the date the claim was received stating that an extension of time and the date by which a decision on the claim can be expected, which shall be no more than 180 days from the date the claim was filed.

(c)	If no written notice of denial is provided by the Committee, then the claim shall be deemed to be denied, and the claimant may appeal the claim as though the claim had been denied.

(d)	The claimant and/or his representative may appeal the denied claim and may:

(1)	Request a review by making a written request to the Committee provided that such a request is made, within 60 days of the date of the notification of the denied claim;

(2)	Review pertinent documents.

(e)	Upon receipt of a request for review, the Committee shall within a reasonable time period but not later than 60 days after receiving the request, provide written notification of its decision to the claimant stating the specific reasons and referencing specific plan provisions on which its decision is based, unless special circumstances require an extension for processing the review. If such an extension is required, the Committee shall notify the claimant of the date, no later than 120 days after receiving the request for review, on which the Committee will notify the claimant of its decision.

(f)	In the event of any dispute over benefits under this Plan, all remedies available to the disputing individual under this Article must be exhausted, within the specified deadlines, before legal recourse of any type is sought.

3.4	QDRO Claim.

Claims relating to or affected by a domestic relations order as defined by Code § 414(p) (“QDRO”) or draft order shall be determined under the Basic Plan Committee’s procedures concerning domestic relations orders. The claims procedure described in the preceding section shall not apply to any such domestic relations order claim.

3.5	Indemnification of Plan Fiduciaries.

To the fullest extent permitted by law, each Employer agrees to indemnify, to defend, and hold harmless the members of the Investment Committee (if created) and the Committee and its delegates, individually and collectively, against any liability whatsoever for any action taken or omitted by them in good faith in connection with this Plan or their duties hereunder and for any expenses or losses for which they may become liable as a result of any such actions or non-actions unless resultant from their own willful misconduct; and each Employer will purchase insurance for the Investment Committee, and the Committee and its delegates to cover any of their potential liabilities with regard to the Plan.

3.6	Power to Execute Plan and Other Documents.

Any Company officer, or any Committee member shall have the authority to execute governmental filings or other documents relating to the Plan (including the Plan document), or this authority may be delegated to another officer or employee of an Employer by either the Board or the Committee.

3.7	Conclusiveness of Records.

In administering the Plan, the Committee may conclusively rely upon an Employer’s payroll and personnel records maintained in the ordinary course of business.

3.8	Plan Amendments and Termination.

3.8.1	General Power to Amend. The Board may at any time amend the Plan in any respect or suspend or terminate the Plan in whole or in part, without the consent of any Participant or Beneficiary, or any Employer whose employees are covered by this Plan, subject to Sections ý3.8.2 and ý3.8.3. Any such amendment, suspension or termination may be made with or without retroactive effect, save as provided in Sections ý3.8.2 and ý3.8.3.

3.8.2	No Cut-Back of Accrued Benefits.

Notwithstanding Section ý3.8.1, this Plan may not be amended or terminated in any respect that has the effect of reducing or eliminating any Plan benefit that had accrued as of the effective date of the amendment or termination, unless the affected Participants or Beneficiaries each give consent. That is, there shall be no retroactive cut-backs of accrued Plan benefits, without individual consent. The Committee has discretionary authority as to what constitutes an “accrued benefit” under this paragraph, and shall not be obliged to adopt the definition of Code §411(d)(6).

3.8.3	Restrictions on Amendments.

(a)	Any amendment of the payment rules of this Plan will affect only those Plan accruals earned in the service period beginning after the change is adopted.

(b)	Any amendment of the defined term “Separation from Service” must satisfy the timing rules for such an amendment set out in Reg. §1.409A-1(h)(1)(ii).

3.9	Investment Committee.

3.9.1	Appointment of Investment Committee. The Board may, within its discretion, appoint an Investment Committee, of at least one person. The appointment of an Investment Committee shall relieve the Board, the Company, the Committee, and all participating Employers from all fiduciary responsibility for all Trust and/or Plan assets under the control of the Investment Committee, to the fullest extent permitted by law. The Investment Committee, if it is created by the Board, shall be a fiduciary of the Plan, but shall not be the “named” fiduciary, as that term derives under ERISA. The Board may also, within its discretion, decline to create an Investment Committee, or disband it at any time. Any member of the Investment Committee who ends his service as a common-law employee of any Employer shall simultaneously cease to be an Investment Committee member.

3.9.2	Powers of the Investment Committee, and investment managers.

(a)	The Investment Committee, if appointed, has the sole and final authority regarding the investment and management of Trust and/or Plan assets under and subject to the terms of this Plan and the Trust (if the Trust is established). The Investment Committee may delegate its responsibilities, appoint investment managers, oversee its delegates, and each Investment Committee member may execute documents on behalf of the Investment Committee, with respect to Trust and/or Plan assets. The Investment Committee shall exercise its powers subject to the terms of the Trust, if the Trust established or maintained.

(b)	Should the Investment Committee or the Committee appoint an investment manager, as that term is defined in ERISA, then the Investment Committee shall be relieved of all fiduciary duty with respect to Trust and/or Plan assets under the control of such an investment manager, to the fullest extent provided by law.

(c)	Any act which the Plan or Trust authorizes or requires the Investment Committee to do shall be done by at least a majority of its members. The action of such a majority shall constitute the action of the Investment Committee and shall have the same effect for all purposes as if made by all members of the Committee at the time in office. The Investment Committee may act without any writing that records its decisions, and need not document its meetings or teleconferences. The Investment Committee may also act through any authorized representative.

(d)	The Investment Committee may employ counsel, outside experts, and other agents and may procure such clerical, accounting, actuarial and other services as they may require in carrying out the provisions of the Plan.

(e)	No member of the Investment Committee shall receive any compensation for his services as such. All expenses relating to the Investment Committee’s activities, including, but not limited to, fees of accountants, counsel and actuaries shall be paid by each Employer, to the extent that they are not paid under the Trust.

Article IV -Vesting and Forfeiture
4.1	Vesting.

	4.1.1	General rules.

A Participant shall be initially entitled to a benefit under this Plan only after satisfying the initial vesting requirements set out in this Section 4.1. Continued vesting under the Plan after a Participant’s Annuity Starting Date is subject to the provisions of Section ý4.3.

4.1.2	Vesting upon death or disability.

A Participant who dies while in active service will become immediately vested in his Plan benefits, as he would under the Basic Plan, subject to Section ý4.3. However, a Participant’s disability will not accelerate his vesting under this Plan.

4.1.3	Pre-2009 rules.

4.1.3.1	Introduction. If a Participant’s Annuity Starting Date is determined under the Pre-2009 rules, then this Section ý4.1.3 will control when he becomes initially vested in this Plan’s benefits.

4.1.3.2	General rules. Vesting, as determined under this Section ý4.1.3 shall occur only when the Participant has (1) satisfied the vesting requirements of the Basic Plan; (2) terminated employment with his respective Employer, (3) satisfied all eligibility requirements for benefits under this Plan set out in Section ý2.1.1; and (4) applied and received explicit Committee approval to receive Plan benefits, with respect to the forfeiture issues addressed by Section ý4.1.3.3.

4.1.3.3	Forfeiture determination. A Participant shall not be fully vested under this Section ý4.1.3 until, following his termination and application for Plan benefits, the Committee has determined that he is not subject to forfeiture of his Plan benefits under this Section ý4.1.3.3. Forfeiture of all Plan benefits (including death benefits and Plan benefits previously paid) under this Section ý4.1.3.3 shall take place, notwithstanding any contrary Plan provision, if a Participant: (1) is dismissed for Cause, as defined in Section ý4.2; (2) becomes employed by a company in substantial competition with an Employer without Committee approval; or (3) engages in conduct contrary to the best interests of an Employer.

4.1.4	Post-2008 rules.

4.1.4.1	Introduction. If a Participant’s Annuity Starting Date is determined under the Post-2008 rules, then this Section ý4.1.4 will control when he becomes initially vested in this Plan’s benefits.

4.1.4.2	General rules. Vesting, as determined under this Section ý4.1.4 shall occur only when the Participant (or Beneficiary, as applicable) has (1) completed 10 full Years of Eligibility Service, as that term is defined and calculated under the Basic Plan (subject only to the exceptions set out in Sections ý4.1.2 and ý4.1.4.3); (2) terminated employment with his respective Employer; (3) satisfied all eligibility requirements for benefits under this Plan, set out in Section ý2.1.1; and (4) paid the requisite FICA tax imposed on the Participant or Beneficiary, with respect to the Participant’s Plan benefit, immediately upon termination (or upon the Participant’s death, if earlier), as set out in Section ý5.2.

4.1.4.3	Vesting if hired at or after age 60. If a Participant’s initial vesting is determined under this Section ý4.1.4, and he is hired on or after his 60th birthday, then he shall satisfy the service requirement of Section ý4.1.4.2 by completing 5 full Years of Eligibility Service, rather than the 10 Years that is generally required under that Section.

4.1.4.4	Vesting if salary deferrals were not made under Basic Plan. Periods during which a Participant has not made voluntary salary deferrals under the Basic Plan (if the highest level of Basic Plan benefits were conditioned on such deferrals, during those periods) will nevertheless be counted by this Plan under Section ý4.1.4.2, for the purpose of crediting Years of Eligibility Service, to the extent that these periods would meet the definition of Years of Eligibility Service under the terms of the Basic Plan.

4.2	Cause.

	4.2.1	Cause means the Participant or former Participant’s:

(a)	conviction, or having pled guilty or nolo contendere to any felony or any other crime that would have constituted a felony under the laws of the state in which the Plan sponsor is headquartered

(b)	having been indicted for any felony, or any other crime that would have constituted a felony under the laws of the state in which the Plan sponsor is headquartered, in connection with the Participant’s employment with any Employer

(c)	having breached any material provision of any noncompetition, nonsolicitation or confidentiality agreement with any Employer

(d)	having committed any fraud, embezzlement, theft, misappropriation of funds, malicious destruction of an Employer’s property, breach of fiduciary duty, improper disclosure of an Employer’s trade secrets or any other wrongdoing against any Employer, provided that any such commission was material

(e)	having engaged in any willful misconduct resulting in or reasonably likely to result in a material loss to any Employer or substantial damage to its reputation, or

(f)	having willfully breached in any material respect any material provision of his Employer’s Code of Conduct and, to the extent any such breach is curable, the Participant has failed to cure such breach within ten (10) days after written notice of the alleged breach is provided to the Participant.

4.3	Forfeiture after Plan Benefits have Commenced.

(a)	Notwithstanding any contrary Plan provision, and notwithstanding any initial vesting determination that may have been made with respect to any Participant, all Plan Participants are subject to forfeiture of their Plan benefits after their Annuity Starting Dates have occurred, under this Section ý4.3.

(b)	Forfeiture will occur under this Section ý4.3 if the Committee determines that the former Participant’s actions, either before or after his Annuity Starting Date, constitute Cause.

(c)	Such a forfeiture shall be effective as of the date that the events of forfeiture have occurred, as determined within the sole discretion of the Committee. The Committee may therefore make a retroactive forfeiture determination. Any Plan benefits that have been paid after the effective date of the retroactive forfeiture determination shall be subject to the same procedures accorded to a mistaken payment under Section ý5.10.

(d)	A forfeiture under this Section ý4.3 will apply to future Plan benefits and benefits that have been previously paid, including death benefits under Sections ý2.3 and ý2.4.

4.4	Determinations by Committee.

The Committee shall have full, final, and discretionary authority to make determinations under this Article IV. Any forfeiture determination made by the Committee shall be final, binding, and conclusive upon the Participant and his Beneficiaries.

Article V -General Provisions
5.1	No Assignment or Alienation of Benefits.

Subject to Sections ý2.3 and ý2.4, and to any QDROs, payment of benefits pursuant to this Plan shall be made only to Participants. Such benefits shall not be subject in any manner to the debts or other obligations of the person to whom they are payable and shall not be subject to transfer, anticipation, sale, assignment, bankruptcy, pledge, attachment, charge or encumbrance in any manner, either voluntarily or involuntarily.

5.2	FICA & Other Withholding Taxes.

	5.2.1	General rules.

(a)	Whenever a Plan payment is made to a Participant or Beneficiary, the Committee shall be entitled to require as a condition of payment that the recipient remit an amount, sufficient in the Committee’s discretionary determination to satisfy all applicable FICA, federal, and other tax or withholding tax requirements. The Committee and any Employer shall be entitled to deduct such amount from any ultimate Plan payment or payments.

5.2.2	Post-2008 rules.

(a)	If a Participant’s Annuity Starting Date is determined under the Post-2008 rules, then this Section ý5.2.2 shall apply, in addition to or in lieu of Section ý5.2.1.

(b)	Upon a Participant’s termination of employment, the Committee and the Employer have the discretionary power to cause the Plan or the Employer to pay the portion of FICA and other withholding taxes arising from the Participant’s estimated accrued Plan benefit that are attributable to the Participant (rather than the Employer). The Participant will be obliged to repay this amount to the payor. A withholding will be made from the Participant’s Plan benefits, in order to reimburse the payor.

5.3	No Right to Continue Employment.

This Plan is voluntary on the part of the Company and each Employer and shall not be deemed to constitute an employment contract between any Employer and a Participant and/or consideration for or an inducement for or condition of employment of any Participant. Nothing in this Plan shall be deemed to give any employee the right to be retained in the service of any Employer or to interfere with the right of any Employer to discharge, terminate or lay off any Participant at any time for any reason.

5.4	Unfunded Plan.

The Plan is intended to constitute an unfunded, nonqualified pension plan for a select group of management or highly compensated employees, for the purposes of ERISA.

5.5	Governing Law, Code §409A, and Construction of this Plan Document.

(a)	It is intended that the Plan conform to and meet the applicable requirements of ERISA and the Code. Except to the extent preempted by ERISA, the validity of the Plan or of any of its provisions shall be determined under, and it shall be construed and administered according to, the laws of the state of Plan sponsor’s headquarters (including its statute of limitations provisions, and all substantive and procedural law, and without regard to its choice of laws provisions).

(b)	This Plan is intended to conform to the Code, and shall be interpreted and administered accordingly.

(c)	This Plan is intended to be compliant with Code §409A (“409A”). The Plan shall be interpreted and administered to realize that intent.

(1)	This Plan shall be administered and interpreted to be fully compliant with 409A, even if this document fails to fully reflect all required 409A provisions and requirements, or even if its provisions are ambiguous.

(2)	In connection with the preceding paragraph, if any provision of the Plan document is found to be noncompliant with Code § 409A in any jurisdiction, the provision shall be struck as void ab initio and a compliant provision shall be deemed substituted for the noncompliant provision, so that the substituted compliant provision may preserve, to the maximum lawful extent, the intent that this Plan shall be compliant under 409A.

(3)	Any court or arbitrator taking the actions set out in the preceding paragraph shall have the authority and shall be instructed to substitute a 409A compliant provision. Provided, however, that if any noncompliance under 409A is due to a deficiency of one or more Plan terms or provisions, then appropriate terms or provisions shall be deemed to be added to cure the noncompliance, so that the addition preserves, to the maximum lawful extent, the intent that the Plan be exempt or compliant under 409A. Any such court or arbitrator shall have authority and shall be instructed to supplement the Plan document with the appropriate compliant terms or provisions.

5.6	Payment of Benefits.

Plan payments will only be made if prescribed by the terms of the Plan. To the extent that a Trust is established, Plan benefits will first be paid from the Trust. The Committee may also discontinue the Trust at any time. In all events, the rights or entitlement of any Participant or Beneficiary under this Plan shall be no greater than those of an unsecured general creditor of the Company or any Employer.

5.7	Payment to a Minor or Incompetent.

If any amount is payable under this Plan to a minor or other legally incompetent person, such amount may be paid in any one or more of the following ways, as the Committee in its sole discretion shall determine:

(a)	To the legal representatives of such minor or other incompetent person;

(b)	Directly to such minor or other incompetent person;

(c)	To a parent or guardian of such minor or other incompetent person, to the person with whom such minor or other incompetent person shall reside, or to a custodian for such minor under the Uniform Gifts to Minors Act (or similar statute) of any jurisdiction.

(d)	Payment to any person in accordance with the foregoing provisions shall pro tanto discharge each Employer, the members of the Committee, and any person or corporation making such payment pursuant to the direction of the Committee, and none of the foregoing shall be required to see to the proper application of any such payment to such person pursuant to the provisions of this Section ý5.7. Without in any manner limiting or qualifying the provisions of this Section ý5.7, if any amount is payable under this Plan to a minor or any other legally incompetent person, the Committee may in its discretion utilize the procedures described in Section ý5.7.

5.8	Doubt as to Right to Payment.

If at any time any doubt exists as to the right of any person to any payment under this Plan or the amount or time of such payment (including, without limitation, any case of doubt as to identity, or any case in which any notice has been received from any other person claiming any interest in amounts payable under this Plan, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Committee shall be entitled, in its discretion, to direct that such sum be held as a segregated amount in trust until such right or amount or time is determined or until order of a court of competent jurisdiction, or to pay such sum into court in accordance with appropriate rules of law in such case then provided, or to make payment only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Committee).

5.9	Missing Payees.

If all or portion of a Participant’s vested Plan benefit becomes payable and the Committee after a reasonable search cannot locate the Participant (or his Beneficiary if such Beneficiary is entitled to payment), then, 5 years after the Participant’s benefit first became payable under the Plan, a notice shall be mailed to the last known address of the Participant. If the Participant does not respond within three months, the Committee may elect, upon advice of counsel, to remove all records of the Participant’s accrued benefit from the Plan’s current records and that benefit shall be used to offset future employer Plan contributions, or for any other Employer purposes, as the Committee determines. If the Participant or his Beneficiary subsequently presents a valid claim for benefits to the Committee, the Committee may restore and pay a Plan benefit, if it determines such action to be appropriate.

5.10	Mistaken Payments.

No Participant or Beneficiary shall have any right to any payment made (1) in error, (2) in contravention to the terms of the Plan, the Code, or ERISA, or (3) because the Committee or its delegates were not informed of any death. The Committee shall have full rights under the law and ERISA to recover any such mistaken payment, and the right to recover attorney’s fees and other costs incurred with respect to such recovery. Recovery shall be made from future Plan payments, or by any other available means.

5.11	Receipt and Release for Payments; Discharge of Liability.

(a)	Any payment to any Participant, Beneficiary, or to any such person’s legal representative, parent, guardian, or any person or entity specified by Section ý5.7 or under any other Plan provision, shall be in full satisfaction of all claims that can be made under the Plan against the Trustee, the Committee, any other Plan fiduciary, and each Employer. Each of these persons may require such Participant, Beneficiary, legal representative, or any other person or entity described in this Section ý5.11, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the fiduciary or Employer.

(b)	If distribution in respect of a Participant is made under this Plan in a form, or to a person, reasonably believed by the Committee or its delegate to be proper, the Plan shall have no further liability with respect to the Participant (or his spouse or Beneficiary) to the extent of such distribution.

5.12	Illegality of Particular Provisions.

The illegality of any particular provision of this Plan shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

5.13	Gender and Number.

If this Plan uses any words denoting masculine gender, they shall be construed as though they were also used in the feminine gender in all applicable cases; whenever any words are used in the singular or plural form, they shall be construed as though they were also used in the other form in all applicable cases.

5.14	Headings of Sections and Articles.

The headings of Sections and Articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall control..

IN WITNESS WHEREOF, on behalf of Loral Space & Communications Inc., a Company officer or Committee member, authorized under this Plan, has executed this Plan, the Space Systems/Loral, Inc. Supplemental Executive Retirement Plan, informally known as the Loral SERP or the Loral Pension SERP, this 17th day of December 2008.

on behalf of Loral Space & Communications Inc.

By:/s/ Michael B. Targoff

Signature
Printed name:	Michael B. Targoff

Title:	Chief Executive Officer and President